Exhibit 99

Investor Contact	Media Contact
Matt Rohrmann	Anna Kukowski
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	anna.kukowski@axiscapital.com
(212) 940-3339	(212) 715-3574

AXIS APPOINTS W. MARSTON BECKER TO BOARD OF DIRECTORS

PEMBROKE, Bermuda, June 1, 2020 – AXIS Capital Holdings Limited ("AXIS Capital") (NYSE:AXS) today announced that W. Marston (Marty) Becker has been appointed to the Company’s Board of Directors. Mr. Becker will serve as a member of the Board’s Executive, Finance and Risk Committees.

During his distinguished 35-year career in the (re)insurance industry, Mr. Becker has held numerous senior leadership roles for publicly traded and private insurance, reinsurance and insurance brokerage organizations in Bermuda, the U.K., U.S. and Australia.

“We are pleased to welcome Marty, a highly respected leader and operator within the (re)insurance field, to the AXIS Board. AXIS will benefit tremendously from his experience in the property and casualty space and his proven track record helping carriers transform and deliver on their potential,” said Michael Butt, Chairman of AXIS Capital. “Marty’s appointment reflects our commitment to balancing thoughtful Board refreshment with deep company knowledge and expertise. He joins a Board that represents a diverse range of experiences, skills and perspectives that contribute to our ability to drive strategic execution and shareholder value creation.”

Mr. Becker’s appointment is part of a multi-year succession planning strategy to ensure there is balance between longer-tenured directors and perspectives of newer directors. The Board of Directors presently has 12 members, 10 of whom are independent. Including Mr. Becker, AXIS has added five new independent directors over the past two years.

“In recent years, AXIS has made significant strides to reposition its business and build a more resilient, valuable and profitable Company. AXIS is on an exciting path forward, and I look forward to helping further these efforts,” said Mr. Becker. “During a time of tremendous disruption, AXIS’ leadership has a clear vision for where the industry is headed, and the Company is well-positioned to succeed as a specialty player in the markets that are most likely to see the strongest growth.”

About Marston Becker

Mr. Becker previously served as Chairman of the Board of QBE Insurance Group (ASX:QBE.AU) from 2014 until April 2020. Prior to this, he was Chairman and CEO at Alterra Capital (Nasdaq-ALTE), Trenwick Group Limited and Orion Capital Corporation. Previously, Mr. Becker served as President and CEO of McDonough Caperton Insurance Group Inc.

He presently serves as a member of the Boards of Encova Mutual Insurance Company, Amynta Group - a national MGA, Source One Financial – a mortgage banker for the recreational vehicle industry, Dorado Insurance in Hamilton, Bermuda and the Mountain Companies – a southeastern U.S. construction firm. Mr. Becker also serves on the advisory boards of the American Securities Fund and Cohesive Capital.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2020 of $4.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com. Follow AXIS Capital on LinkedIn and Twitter.